UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report (Date of earliest event reported): May 15, 2019

PLEXUS CORP.
________________________________________________________________________
(Exact name of registrant as specified in its charter)
Wisconsin                 001-14423                 39-1344447
(State or other jurisdiction             (Commission             (I.R.S. Employer
of incorporation)                File Number)             Identification No.)
One Plexus Way, Neenah, Wisconsin                 54957
(Address of principal executive offices)          (Zip Code)
Registrant’s telephone number, including area code:
(920) 969-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	PLXS	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [ ]

Item 1.01    Entry into a Material Definitive Agreement.
On May 15, 2019, Plexus Corp. (the “Company”), the banks, financial institutions and other institutional lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association, as syndication agent, PNC Bank, National Association, Bank of America, N.A., MUFG Bank, Ltd., HSBC Bank USA, N.A., Bank of the West and Wells Fargo Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as joint lead arrangers and joint book runners, entered into a credit agreement (the “Credit Agreement”) related to a five-year senior unsecured revolving credit facility that terminates on May 15, 2024 (the “New Credit Facility”). The New Credit Facility is being used to refinance the Company’s existing $300 million senior unsecured credit facility (balance of $87.0 million as of March 30, 2019), which was scheduled to mature on July 5, 2021 (the “Prior Credit Facility”), as well as for working capital, capital expenditures, share repurchases and other general corporate purposes.
The maximum commitment under the New Credit Facility is $350 million and may potentially be increased by up to $250 million to $600 million generally by mutual agreement of the Company, the lenders, the letter of credit issuers and the administrative agent named in the Credit Agreement, subject to certain customary conditions, with such additional capacity available as either revolving borrowings or term loans. Similar to the Prior Credit Facility, borrowings under the New Credit Facility bear interest, at the Company’s option, at a eurocurrency or base rate plus, in each case, an applicable interest rate margin based on the Company’s then-current consolidated total debt to consolidated EBITDA (as defined in the Credit Agreement) ratio. At the Company’s current leverage ratio, the interest rate margin would be 1.10% on eurocurrency loans and 0% on base rate loans.
The financial covenants under the New Credit Facility require that the Company maintain, as of each fiscal quarter end, (i) a ratio of consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters then ended of not greater than 3.5 to 1.0 (increased from 3.25 to 1.0 under the Prior Credit Facility), and (ii) a ratio of consolidated EBIT (as defined in the Credit Agreement) to consolidated interest expense of at least 3.0 to 1.0 (decreased from 3.5 to 1.0 under the Prior Credit Facility). The Company believes it is currently in compliance with all covenants of the New Credit Facility.
The foregoing description of the Credit Agreement and related New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02    Termination of a Material Definitive Agreement.
On May 15, 2019, in connection with the transaction described in Item 1.01 above, the Company terminated its $300 million Prior Credit Facility, which was scheduled to terminate on July 5, 2021. At the time of its termination, the Company believes that it was in compliance with all covenants under its Prior Credit Facility. For a discussion of the circumstances relating to the termination of the Prior Credit Facility, see Item 1.01 above, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Incorporated herein by reference to Item 1.01 above.

Item 9.01    Financial Statements and Exhibits.
(d)    The following exhibit is filed herewith:

Exhibit Number	Description
10.1
Credit Agreement, dated as of May 15, 2019, among Plexus Corp., the banks, financial institutions and other institutional lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association, as syndication agent, PNC Bank, National Association, Bank of America, N.A., MUFG Bank, Ltd., HSBC Bank USA, N.A., Bank of the West and Wells Fargo Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as joint lead arrangers and joint book runners (including the related subsidiary guaranty).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLEXUS CORP.

Date: May 15, 2019	By: /s/ Patrick J. Jermain
Patrick J. Jermain
Executive Vice President and Chief Financial Officer